WORKIVA INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 14, 2016)

WORKIVA INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Workiva Inc., a Delaware corporation (the “Company”), hereby establishes the Workiva Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective as of January 14, 2016.
The purpose of the Plan is to enhance the ability of the Company to attract and retain qualified management or highly compensated individuals by providing eligible employees and non-employee directors with the opportunity to accumulate additional retirement income on a tax-deferred basis. The Plan is intended to be a nonqualified deferred compensation plan (within the meaning of Code Section 409A) and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan shall be construed consistent with the requirements of Code Section 409A and applicable regulations and other guidance issued thereunder.
ARTICLE I
DEFINITIONS

1.1    “Base Salary” means a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including, but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
1.2    “Beneficiary” or “Beneficiaries” means the person, persons or entity designated as such pursuant to Section 9.1.
1.3    “Board” means the Board of Directors of the Company.
1.4    “Bonus(es)” means amounts paid to the Participant by the Employer in the form of incentive compensation before reductions for contributions to or deferrals under any benefit plans sponsored by the Employer.
1.5    “Business Day” means each day that the New York Stock Exchange is open for business.
1.6    “Change in Control” means:
(i)     Any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions) (other than (A) the Employer, or (B) any employee benefit plan of the Employer or any trustee of or fiduciary with respect to any such plan when acting in such capacity), alone or together with its affiliates and associates, and other than in a merger or consolidation of the type referred to in subsection (ii) below, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the shares then outstanding;

(ii)     The consummation of a merger, consolidation or similar transaction involving the Employer and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Employer immediately prior to such consummation do not beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or comparable successor rules), directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined voting power of the surviving entity in such merger, consolidation or similar transaction, or (B) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.
(iii)    The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Employer, taken as a whole, to any person or entity that (A) is not a shareholder of the Employer immediately before such sale, transfer, conveyance or other disposition, and (B) is not a subsidiary of the Company; or
(iv)    A majority of the members of the Board are replaced during any twelve (12) month period by Board members whose appointment or election is not endorsed by a majority of the members before the date of appointment or election.
An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii) or any successor provision and the event constitutes a Change in Control within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or any successor provision. Whether a Change in Control has occurred shall be determined by the Committee in accordance with the requirements of Code Section 409A.
1.7    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and applicable authorities promulgated thereunder.
1.8    “Committee” means the Company’s Compensation Committee or such other Committee as may be designated by the Board.
1.9    “Compensation” means, in the case of an Eligible Employee, Base Salary and Bonuses eligible for deferral under the Plan during a Plan Year and, in the case of a Director, Directors’ Fees eligible for deferral under the Plan during a Plan Year.

1.10    “Compensation Deferral Account” means the bookkeeping account or accounts established under the Plan for a Participant and which is credited with Participant Compensation deferrals made pursuant to the Plan.
1.11    “Director” means a director of the Company who is not an Employee under the rules of Section 16(b) of the Securities Exchange Act of 1934, as amended.
1.12    “Directors’ Fees” means the annual fees paid by the Company to a Director as compensation for service on the Board, including, but not limited to, retainer fees, chair fees and meeting fees.
1.13    “Disability” means (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under the Plan.
1.14    “Eligible Employee” means a highly compensated or management level employee of an Employer.
1.15    “Employer” means the Company and the members of its controlled group (within the meaning of Code Sections 414(b) and (c) and the regulations issued thereunder) that have been selected by the Committee to participate in the Plan.
1.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations and applicable authorities promulgated thereunder.
1.17    “Fair Market Value” means (i) the closing price of the Shares on a registered securities exchange on the applicable date or the immediately preceding trading day if the applicable date is not a trading day, or (ii) such other method of determining fair market value as shall be permissible under the Code, or the rules or regulations thereunder, and adopted by the Committee.
1.18    “Investment Fund” or “Funds” means an investment fund or funds selected by the Committee pursuant to Section 10.2(e).
1.19    “Participant” means an Eligible Employee or a Director who becomes a Plan Participant in accordance with Article II.
1.20    “Participant Election(s)” means the forms or procedures by which a Participant makes elections with respect to (i) voluntary deferrals of his or her Compensation or his or her RSU award(s), (ii) the Investment Funds which shall act as the basis for crediting earnings and losses on Compensation Deferral Account balances, and (iii) the timing of distributions from RSU Deferral Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.21    “Plan Year” means the calendar year.
1.22    “RSU” or “RSUs” means service-vesting restricted stock units granted pursuant to the Workiva Inc. 2014 Equity Incentive Plan as amended from time to time or any successor plan.
1.23    “RSU Deferral Account” means the bookkeeping account or accounts, including any subaccounts thereunder, established under the Plan for a Participant and which is credited with RSUs for which the Participant has elected to defer settlement upon vesting.
1.24    “Separate Grant” means a grant of RSUs as described in Section 4.1.
1.25    “Share” or “Shares” means shares of Class A common stock, par value $0.001 per share, of the Company.
1.26    “Specified Payment Date” means a specified payment date elected by the Participant for the distribution of amounts credited to the Participant’s RSU Deferral Account.
1.27    “Termination of Service” means the termination of a Participant’s provision of services to the Employer as a result of (i) the Participant’s “separation from service” as defined in Code Section 409A and the Treasury Department regulations issued thereunder, or (ii) the Participant’s death. If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six (6) month period. In applying the provisions of this subsection, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
1.28    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, his or her spouse, or beneficiary or dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, (iii) imminent foreclosure or eviction of the Participant from his or her primary residence, (iv) the need to pay medical expenses, including nonrefundable deductibles, or prescription drug medications, (v) the need to pay for funeral expenses of the Participant’s spouse, beneficiary or dependent, or (vi) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(v).

1.29    “Unforeseeable Emergency Distribution” means an accelerated distribution of benefits to a Participant who has suffered an Unforeseeable Emergency.
ARTICLE II
PARTICIPATION
2.1    Designation of Participants. Participation in the Plan shall be limited to Directors and to Eligible Employees who qualify for inclusion in a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and who are designated by the Committee as eligible to participate in the Plan with respect to the deferral of Compensation and/or the deferral of RSUs.
2.2     Commencement of Participation. An individual designated as eligible for the Plan shall become a Plan Participant by timely submitting a Participant Election with the Committee or its delegate in accordance with Article III or Article IV, as applicable.
2.3    Termination of Participation. Once an individual becomes a Participant, he or she shall remain an active Participant until the earliest of: (i) the date of his or her Termination of Service, (ii) the date the Committee determines that he or she shall no longer be eligible to participate in the Plan, and (iii) the date of Plan termination.
ARTICLE III
COMPENSATION DEFERRALS
3.1    Deferral of Compensation. A Participant may elect to defer Compensation attributable to services provided after the date his or her deferral election is made. Compensation deferral elections shall take the form of a whole percentage of not less than 1% and not more than:
(a)    50% of Base Salary and/or 100% of Bonuses if the Participant is an Eligible Employee.
(b)    100% of Directors’ Fees if the Participant is a Director.
3.2    Compensation Deferral Elections. Compensation deferral elections may be made at such time and in such manner as the Committee shall determine, subject to the following:
(a)    Subject to paragraph (c) below, a Compensation deferral election must be made by filing a Participant Election during the enrollment period established by the Committee. Such election period shall end no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Participant’s Compensation deferral election shall become irrevocable effective as of such December 31.
(b)    If an Eligible Employee first becomes a Participant during a Plan Year, the Eligible Employee may make a Compensation deferral election within thirty (30) days of first becoming eligible. Such election shall be effective for Compensation earned after the date the election is made. The Participant’s Compensation deferral election shall become irrevocable upon receipt and acceptance by the Committee prior to the end of such thirty (30) day period.

(c)    If any Compensation constitutes “performance-based Compensation” within the meaning of Code Section 409A, the election period established by the Committee with respect to elections to defer such performance-based Compensation may extend to the date that is six (6) months prior to the end of the performance period to which such performance-based Compensation relates, provided (i) the performance period is at least twelve (12) months, (ii) the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made, and (iii) the election is not made after such compensation has become readily ascertainable.
(d)    A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any future Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for a Plan Year shall continue in effect for subsequent Plan Years (an “evergreen” election). Subject to paragraph (c) above, an evergreen election shall become irrevocable on December 31 of the year prior to the year in which the Compensation to be deferred is earned.
ARTICLE IV
RSU DEFERRALS
4.1    RSU Deferral Elections. A Participant may elect to defer the settlement of an RSU to a date after the date the RSU vests in accordance with the following:
(e)    For purposes of this Article, the portion of an RSU award that vests each year under the RSU shall be treated as a separate grant (a “Separate Grant”) and the Participant may make a separate Participant Election with respect to each Separate Grant.
(f)    An election to defer the settlement of an RSU to a date after the RSU vests shall be made by filing a Participant Election during the deferral period established by the Committee for the RSU award.
i.An initial election to defer the settlement of an RSU may be made (A) prior to the grant of the RSU during the deferral period established by the Committee for the award, or (B) within thirty (30) days following the RSU grant date, provided the Participant Election is made not less than twelve (12) months prior to the vesting date of the RSU award or the Separate Grant.
ii.Absent an initial election to defer the settlement of an RSU award, the Participant may elect to defer settlement of the award but only if (A) the election is made not less than twelve (12) months prior to the vesting date of the RSU award or the Separate Grant, (B) settlement is deferred for at least five (5) years from the original vesting date, and (C) the election does not take effect for at least twelve (12) months from the date the election is made.
(g)    Notwithstanding the foregoing, a newly eligible Participant may make an RSU deferral election within thirty (30) days after the date the Participant first becomes eligible for the Plan, but such election shall only apply to RSUs granted in the first Plan Year of eligibility that relate to services to be performed after the date the election is made. The Participant’s election shall become irrevocable upon receipt and acceptance by the Committee prior to the end of such thirty (30) day period.
(h)    The settlement of an RSU pursuant to an election under this Section 4.1 shall be made at the time designated in the Participant Election, subject to the terms of the RSU award agreement, the terms of the plan under which the award was issued, and the terms of the Plan regarding accelerated distributions. Deferred RSUs shall be settled in Shares. The value of any fractional Share shall be paid in cash based upon the Fair Market Value of a Share determined as of the date of settlement.
4.2    Specified Payment Dates for RSU Deferrals.
(a)    At the time of electing to defer RSUs under the Plan, the Participant shall designate the Specified Payment Date pursuant to which the RSUs subject to the election are to be settled. The Specified Payment Date is a date certain specified by the Participant that is not less than two (2) years and not more than twenty (20) years from the original vesting date. Notwithstanding the foregoing, if a Participant’s Termination of Service occurs prior to the Specified Payment Date, settlement of the Participant’s vested RSUs will be made as of the Participant’s Termination of Service in accordance with Section 7.1(b).
(b)    If the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)(i)) and the Participant elects Termination of Service as the Specified Payment Date, payment to the specified employee with respect to the RSU award shall be made on the first Business Day of the seventh month following the month in which such Termination of Service occurs or, if earlier, within sixty (60) days of the Participant’s death if the Participant dies after Termination of Service and before payment is made.
4.3    Changes to Specified Payment Dates.
(a)    A Specified Payment Date election may be changed in accordance with Code Section 409A and the Treasury regulations issued thereunder. Except as provided in the Plan or as otherwise permitted by the Treasury regulations issued under Code Section 409A, no acceleration of a distribution is permitted.
(b)    A subsequent Participant Election that delays the settlement of an RSU may be made if the election is submitted prior to the Participant’s Termination of Service and if the following requirements are met: (i) the Participant’s Election is made at least twelve (12) months prior to the date that settlement would have occurred absent the new election; (ii) the Participant Election delays settlement for at least five (5) years from the date that settlement would otherwise have occurred absent the new election; and (iii) the Participant Election does not take effect for at least twelve (12) months from the date the Election is made.

ARTICLE V
ESTABLISHMENT AND CREDITING OF ACCOUNTS
5.1    Compensation Deferral Accounts. The Committee or its delegate shall establish and maintain a Compensation Deferral Account for each Participant who elects to defer Compensation under the Plan. Compensation deferrals shall be credited to each Participant’s Compensation Deferral Account within a reasonable period following the date on which such deferred amounts would have been paid to the Participant, if he or she had not made a deferral election under the Plan. Book entries to a Participant’s Compensation Deferral Account or to a subaccount within such Account shall reflect the aggregate of all Compensation deferred under the Plan on behalf of the Participant, the investment experience attributable to such deferrals, and any reductions due to distributions from such Account. Compensation Deferral Accounts shall be used solely as a device to measure and determine the amount to be paid to a Participant under the Plan.
5.2    Statement of Account. The Committee shall provide each Participant with written or electronic statements at least quarterly setting forth the Participant’s Compensation Deferral Account balance, including any investment earnings and losses thereto.
5.3    Investments. If the Committee selects Investment Funds pursuant to Section 10.2(e), each Participant who elects to defer Compensation under the Plan shall designate, on a Participant Election provided by the Committee, the Investment Funds in which the Participant’s Compensation Deferral Account shall be deemed to be invested for purposes of determining the earnings and losses to be credited to such Account. The Participant may specify that all or any percentage of his or her Compensation Deferral Account shall be deemed to be invested, in one percent (1%) increments, in one or more of the Investment Funds selected by the Committee. A Participant may change his or her investment elections by filing a Participant Election in the manner provided by the Committee. If a Participant fails to make an investment election, the Participant’s Compensation Deferral Account shall be deemed to be invested in the default Investment Fund selected by the Committee for such purpose. In lieu of selecting Investment Funds pursuant to Section 10.2(e), the Committee may credit Participant Compensation Deferral Accounts with interest at a rate determined by the Committee, in its discretion, pursuant to Section 10.2(f).
5.4    Valuation. A Participant’s Compensation Deferral Account shall be valued as of the last day of each calendar quarter and as of any other date the Committee or its designee may determine for the payment of benefits or for any other reason the Committee or its designee deems appropriate.
5.5    RSU Deferral Accounts. The Committee shall establish and maintain a RSU Deferral Account for each Participant who elects to defer RSUs under the Plan. Each Participant’s RSU Deferral Account may be further divided into separate subaccounts, each of which corresponds to an award of RSUs or to a Separate Grant deferred by the Participant. At the discretion of the Committee, RSUs deferred under the Plan may be credited with cash or stock dividends paid by the Company in respect of a Share (“Dividend Equivalents”). Dividend Equivalents will be deemed reinvested in additional RSUs based on the Fair Market Value of a Share on the applicable dividend payment date and rounded down to the nearest whole Share. In no event shall any portion of any RSU deferral be allocated to any Investment Fund offered under the Plan. In the event Shares cease to be publicly traded, the Committee may make reasonable provision for such award to be paid in cash or other property as appropriate in the circumstances. RSU Deferral Accounts shall be used solely as a device to measure and determine the amount to be paid to a Participant under the Plan.
ARTICLE VI
VESTING
A Participant shall be vested at all times in the balance credited to the Participant’s Compensation Deferral Account. A Participant shall vest in his or her RSU deferrals in accordance with the vesting schedule specified in the RSU award agreement applicable to the deferred award.
ARTICLE VII
TERMINATION OF SERVICE, DISABILITY, DEATH AND CHANGE IN CONTROL
7.1    Termination of Service.
(a)    In the event of a Participant’s Termination of Service, the Participant’s Compensation Deferral Account shall be paid to the Participant in a single lump sum. Payment shall be made on or prior to the 60th day following the Participant’s Termination of Service.
(b)    The issuance of Shares in settlement of deferred RSUs shall be accelerated upon a Participant’s Termination of Service prior to the Participant’s Specified Payment Date. Upon the Participant’s Termination of Service, the Specified Payment Date distribution shall be disregarded and the vested portion of the Participant’s RSU Deferral Account and Dividend Equivalents, if any, shall be distributed in a single lump sum prior to the 60th day following the Participant’s Termination of Service. Distribution shall be made in Shares with the value of any fractional Share being paid in cash based upon the Fair Market Value of a Share determined as of the date of settlement. The unvested portion of the Participant’s RSU Deferral Account shall be forfeited upon the Participant’s Termination of Service.
(c)    Notwithstanding the foregoing, if a Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)(i)), the distribution of benefits to the Participant shall be made on the first Business Day of the seventh month following the month in which the Participant’s Termination of Service occurs or, if earlier, within sixty (60) days of the Participant’s death if the Participant dies after Termination of Service and before payment is made.
7.2    Disability.
(a)    In the event of a Participant’s Disability, the Participant’s Compensation Deferral Account shall be paid to the Participant in a single lump sum. Payment shall be made on or prior to the 60th day following the date of Disability.
(b)    The vesting and issuance of Shares in settlement of deferred RSUs shall be accelerated upon a Participant’s Disability. Shares credited to the Participant’s RSU Deferral Account and Dividend Equivalents, if any, shall fully vest and shall be issued to the Participant on or prior to the 60th day following the date of the Participant’s Disability. The value of any fractional

Share shall be paid in cash based upon the Fair Market Value of a Share determined as of the date of settlement.
7.3    Death.
(a)    In the event of a Participant’s Termination of Service due to his or her death, the Participant’s Compensation Deferral Account shall be paid to the Participant’s Beneficiary or Beneficiaries in a single lump sum. Payment shall be made on or prior to the 60th day following the date of the Participant’s death.
(b)    The vesting and issuance of Shares in settlement of deferred RSUs shall be accelerated upon the Participant’s Termination of Service due to death. Shares credited to the Participant’s RSU Deferral Account and Dividend Equivalents, if any, shall fully vest and shall be issued to the Participant’s Beneficiary or Beneficiaries on or prior to the 60th day following the date of the Participant’s death. The value of any fractional Share shall be paid in cash based upon the Fair Market Value of a Share determined as of the date of settlement.
7.4    Change in Control.
(a)    In the event of a Change in Control of the Employer, the Participant’s Compensation Deferral Account shall be paid to the Participant in a single lump sum. Payment shall be made on or prior to the 60th day following the date of the Change in Control.
(b)    The vesting and issuance of Shares in settlement of deferred RSUs shall be accelerated in the event of a Change in Control. Shares credited to the Participant’s RSU Deferral Account and Dividend Equivalents, if any, shall fully vest and shall be issued to the Participant on or prior to the 60th day following the date of the Change in Control. The value of any fractional Share shall be paid in cash based upon the Fair Market Value of a Share determined as of the date of settlement.
ARTICLE VIII
UNFORESEEABLE EMERGENCY DISTRIBUTIONS
8.1    Unforeseeable Emergency Distributions. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Committee may, at the request of the Participant, accelerate the distribution of benefits or approve the reduction or cessation of current deferrals under the Plan in an amount reasonably necessary to alleviate the Unforeseeable Emergency, subject to the following conditions:
(c)    The request to take an Unforeseeable Emergency Distribution shall be made by filing a form provided by and filed with the Committee.
(d)    The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
8.2    Form of Distribution. The amount determined by the Committee as an Unforeseeable Emergency Distribution shall be paid in a cash lump sum if the distribution is made from the Participant’s Compensation Deferral Account or in Shares if the distribution is made from vested shares credited to the Participant’s RSU Deferral Account.
8.3    Timing of Distribution. An Unforeseeable Emergency Distribution shall be paid as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency Distribution election is made by the Participant and approved by the Committee.
ARTICLE IX
PAYEE DESIGNATIONS AND LIMITATIONS
9.1    Beneficiaries.
(c)    Each Participant shall designate a Beneficiary or Beneficiaries to whom payment under the Plan shall be made in the event of the Participant’s death. A Participant’s Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
(d)    If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to the distribution of the Participant’s Compensation Deferral and/or RSU Deferral Accounts, the Committee shall direct the distribution of such Accounts to the Participant’s estate.
9.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
9.3    Payments on Behalf of Persons Under Incapacity. If any amount becomes payable under the Plan to a person who, in the judgment of the Committee, is considered by reason of a physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and all Employers under the Plan.

9.4    Lost Payees. Each Participant and Beneficiary entitled to benefits under the Plan is responsible for advising the Committee of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after taking reasonable and appropriate steps to locate the payee, shall stop payment on any uncashed checks and shall make no further distributions until contact with the payee is restored.
ARTICLE X
ADMINISTRATION
10.1    Plan Administrator. The Plan shall be administered by the Committee.
10.2    Committee’s Rights, Duties and Powers. The Committee shall have all the powers necessary and appropriate to discharge its duties under the Plan, which powers shall be exercised in the sole discretion of the Committee, including, but not limited to, the power:
(a)    To construe and interpret the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and the amount of Participant benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions. Such determinations by the Committee shall be binding on all parties.
(b)    To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and trust agreement (if any).
(c)    To direct the payment of distributions in accordance with the terms of the Plan.
(d)    To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by an Employer) and to delegate to them such powers, rights and duties as the Committee may consider necessary or advisable to carry out the administration of the Plan.
(e)    To select the Investment Fund or Funds to be made available under the Plan, if any, to communicate each Investment Fund to Participants, and to remove and to replace the Investment Funds, in its discretion.
(f)    If the Committee does not select Investment Funds to be made available under the Plan, the Committee shall designate the interest rate to be used for crediting interest to Compensation Deferral Accounts, and may increase or decrease the interest rate, in its discretion.
(g)    To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Company that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Committee hereunder or to the trustee of any under trust established to pay benefits under the Plan.

10.3    Interested Committee Member. If a member of the Committee is also a Participant in the Plan, such Committee member shall be disqualified from acting as a Committee member with respect to all matters that concern the Committee member individually, but not with respect to matters affecting a group of persons of which that Committee member is merely a member.
10.4    Expenses. All costs, charges and expenses reasonably incurred by the Committee will be paid by the Company. No compensation will be paid to a member of the Committee as such.
10.5    Claim and Appeal Procedures. Claims for benefits under the Plan shall be made in writing to the Committee or its duly authorized delegate. If the Committee or such delegate wholly or partially denies a claim for benefits, the Committee or, if applicable, its delegate shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing or electronically of the adverse benefit determination. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain: (a) the specific reason or reasons for the denial; (b) a specific reference to the pertinent Plan provisions upon which the denial; (c) if applicable, a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s review procedure and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following a final adverse benefit determination. If the Committee or its delegate determines that an extension of time is necessary for processing the claim, the Committee or its delegate shall notify the claimant in writing of such extension, the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. A claimant is entitled to request review of any denial of his or her claim by the Committee. The request for review must be submitted within sixty (60) days of receipt of written or electronic notice of a denial. The claimant or his or her representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. The Committee or its designee shall render its determination (the “Decision on Review”) in writing within sixty (60) days after receipt of a request for a review, provided that, in special circumstances the time for decision may be extended by not more than sixty (60) days upon written notice to the claimant. The claimant shall receive written notice of the Decision on Review. Such notice shall contain the specific reasons for the denial (if applicable), specific references to pertinent provisions of the Plan on which the denial (if applicable) is based and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following a Decision on Review that is a final adverse benefit determination.
10.6    Limitations. A claimant shall have no right to bring any action at law or in equity regarding a claim for benefits, unless and until the claimant exhausts his or her rights to review under Section 10.5 in accordance with the time frames set forth therein. No action at law or in equity shall be brought to recover benefits under the Plan more than two (2) years from the date of the Decision on Review. Notwithstanding the foregoing, if the applicable analogous Delaware statute of limitations has run or will run before the aforementioned two (2) year period, the Delaware statute of limitations is controlling. No action at law or in equity shall be brought in connection with the Plan, except in the United States District Court for the Southern District of Iowa.

10.7    No Liability. No employee, agent, officer, trustee or director of the Company or any Employer shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.
ARTICLE XI
MISCELLANEOUS
11.1    Amendment or Termination of Plan. The Board may terminate the Plan at any time by written resolution of the Board. The Plan may be amended by the Board or the Committee at any time by written resolution of the Board or the Committee, as applicable. Notwithstanding the foregoing, no amendment or termination of the Plan may reduce the amount credited to a Participant’s Compensation Deferral and RSU Deferral Accounts, other than a reduction resulting from losses based upon the Participant’s deemed investment election for the Participant’s Compensation Deferral Account. No further amounts may be deferred under the Plan following the date of the Plan’s termination, and amounts previously deferred under the Plan shall be distributed within ninety (90) days of the Plan’s termination date. The Committee may, in its discretion, accelerate distributions under the Plan under such terms and conditions as may be specifically authorized under Code Section 409A and applicable guidance thereunder.
11.2    Unfunded Plan; Establishment of Trust. The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision of the Plan shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits under the Plan. Participants and Beneficiaries shall at all times have the status of general unsecured creditors of the Employers, and neither Participants nor Beneficiaries shall have any rights in or against any specific assets of the Employers. The Plan constitutes a mere promise by the Employers to make benefit payments in the future.
The Company may establish a reserve of assets to provide funds for the payment of benefits under the Plan. Such reserve may be through the trust and such reserve shall, at all times, be subject to the claims of general creditors of the Employers and shall otherwise be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve or credited to an account prior to the time payments are made. No Participant or Beneficiary shall have any ownership rights in or to any reserve. Benefits paid to a Participant or Beneficiary from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
11.3    Domestic Relations Orders. The Committee may make any payments under a domestic relations order (within the meaning of Code Section 414(p)) to a spouse or former spouse of a Participant in connection with a property settlement or otherwise. The Committee, in its discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s vested benefit under the Plan to that spouse or former spouse.
11.4    No Assignment. Neither a Participant, a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber,

transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Plan, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Except as provided in Section 11.3 regarding domestic relations orders, no part of the amount payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, a Beneficiary or any other person, be transferable by operation of law in the event of a Participant’s or Beneficiary or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
11.5    Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax, or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes required to be withheld by the Company with respect to such payment or the Plan. The Employer shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
11.6    Cooperation. The Participant shall cooperate with the Company by furnishing all information reasonably requested by the Committee in order to facilitate the payment of benefits under the Plan and taking such actions as may reasonably be requested by the Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.
11.7    Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Company and the Employers. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
11.8    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company or to any Employer.
11.9    Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.
11.10    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

11.11    Headings. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions of the Plan.
11.12    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
11.13    Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of Delaware (without reference to principles of conflicts of laws) shall govern the operation of and the rights of participants under the Plan.
IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan effective as of the date specified above and has caused the Plan to be executed by its duly authorized representative this 14th day of January, 2016.

WORKIVA INC.

By:	/s/ Troy M. Calkins
Title:	Executive Vice President, General Counsel and Secretary